# MACPHERSON COUNSEL LLP

New York, New York

Exhibit 5

September 18, 2009

MedClean Technologies, Inc.
3 Trowbridge Drive
Bethel, Connecticut 06801

Ladies and Gentlemen:

We have acted as counsel to MedClean Technologies, Inc. (formerly Aduromed Industries, Inc.), a Delaware corporation (the ``Company"), in connection with the preparation of a registration statement on Form S-1 (the ``Registration Statement") relating to registration of the following securities for resale by selling holders named in the Registration Statement:

(A) The registration of the following shares of the Company's common stock, $0.0001 par value per share (the ``Common Stock"):

- 22,985,583 shares presently issued and outstanding;
- 2,171,950 shares to be issued upon exercise of warrants (``AC Warrants") issued to former investors in the Company's former subsidiary, Aduromed Corporation, a Delaware corporation (``Aduromed");
- 8,862,274 shares to be issued upon exercise of options (``AC Options") granted to employees of Aduromed;
- 21,701,253 shares to be issued upon exercise of common stock purchase warrants ("CS Purchase Warrants") issued to former holders of the Company's Series A and Series B Preferred Stock; and
- 2,204,386 shares of Common Stock to be issued upon exercise of the Company's Placement Agent's Warrants.

(B) The registration of the following warrants of the Company:

- 21,701,253 common stock purchase warrants of the Company exercisable for the purchase of 21,701,253 shares of Common Stock.

This opinion is being rendered in connection with the filing by the Company of the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the certificate of incorporation and by-laws of the Company, as in effect on the date hereof; (iii) the warrant agreements relating to the AC Warrants, the CS Warrants and Placement Agent's Warrants; (iv) the agreements covering the AC Options between the Company and employees of Aduromed, (v) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing and (vi) such other documents, certificates or other records as we have deemed necessary or appropriate.

444 Madison Avenue, Suite 805, New York, NY 10022 T: (203) 938-4778 F: (203) 286-1289 E: smaclaw@optonline.net

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2) The issued and outstanding shares of Common Stock included in the Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

(3) The AC Warrants, the AC Options, the CS Warrants and the Placement Agent's Warrants are enforceable in accordance with their terms; and the shares of Common Stock to be issued upon exercise of such Options and Warrants will be duly authorized, validly issued and fully paid and non-assessable when and as they are exercised and the exercise price paid therefor.

We hereby consent to the reference to this firm under the caption ``Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Macpherson Counsel LLP
Macpherson Counsel LLP